Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statements (Forms S-8 No. 333-189621 and 333-166220) pertaining to the 2013 Stock Incentive Plan of Sangamo BioSciences, Inc. and the 2010 Employee Stock Purchase Plan of Sangamo BioSciences, Inc., and

2.	Registration Statement (Form S-3 No. 333-179634) and related prospectus of Sangamo BioSciences, Inc.;

of our reports dated February 25, 2015, with respect to the consolidated financial statements of Sangamo BioSciences, Inc. and the effectiveness of internal control over financial reporting of Sangamo BioSciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

February 25, 2015